Exhibit 99.1
ViewRay Announces Third Quarter 2022 Results
DENVER, November 1, 2022 — ViewRay, Inc. (Nasdaq: VRAY) (the "Company") today announced financial results for the third quarter ended September 30, 2022.
Third Quarter 2022 Highlights
•Total revenue for the third quarter 2022 was approximately $26.5 million, primarily from four revenue units, compared to approximately $19.2 million, primarily from three revenue units, in the third quarter of 2021.
•Received eight new orders for MRIdian systems totaling $47.5 million, compared to seven new orders totaling $39.4 million in the third quarter 2021.
•Total backlog increased to $370.5 million as of September 30, 2022, compared to approximately $295.1 million as of September 30, 2021.
•Cash and cash equivalents, inclusive of a customer deposit reflected in restricted cash, was $146.9 million as of September 30, 2022. Cash usage for the three months ended September 30, 2022 was approximately $15.3 million.
“Our team delivered another solid quarter on orders, revenue growth, gross margin expansion, and operating expense discipline,” said Scott Drake, President and CEO. “Customer reaction to our SMART Pancreas trial and the full 12 month MIRAGE data is outstanding. Our clinical data are driving demand for MRIdian therapy. We’re also very pleased by the customer response to our A3i launch which we are now broadening.”
Three Months Ended September 30, 2022 Financial Results
Total revenue for the three months ended September 30, 2022 was $26.5 million, compared to $19.2 million for the same period last year.
Total cost of revenue for the three months ended September 30, 2022 was $22.0 million, compared to $17.3 million for the same period last year.
Total gross profit for the three months ended September 30, 2022 was $4.5 million, compared to $1.9 million for the same period last year.
Total operating expenses for the three months ended September 30, 2022 were $28.4 million, compared to $25.2 million for the same period last year.
Net loss for the three months ended September 30, 2022 was $26.1 million, or $(0.14) per share, compared to $25.3 million, or $(0.15) per share, for the same period last year.
ViewRay’s total cash and cash equivalents, inclusive of a customer deposit reflected in restricted cash, was $146.9 million as of September 30, 2022.
Nine Months Ended September 30, 2022 Financial Results
Total revenue for the nine months ended September 30, 2022 was $67.5 million, compared to $49.7 million for the same period last year.
Total gross profit for the nine months ended September 30, 2022 was $5.6 million, compared to $0.5 million for the same period last year.
Total operating expenses for the nine months ended September 30, 2022 were $86.8 million, inclusive of a $1.8 million impairment charge, compared to $75.0 million for the same period last year.
Net loss for the nine months ended September 30, 2022 was $79.5 million, or $(0.44) per share, compared to $83.0 million, or $(0.51) per share, for the same period last year.

Financial Guidance
The Company updated its 2022 guidance. The Company is again raising the bottom end of its revenue guidance from $90 million to $94 million, and reiterated the top end of the range of $104 million. This change is based on improved visibility and confidence in achieving the new revenue range.
The Company is revising its cash usage guidance to be in the range of $78 million to $92 million. This move is based on the Company’s year-to-date cash usage of nearly $73 million and risk in the timing of receipt of a couple large system related payments. System shipments for the year remain on track but, installation project timelines related to construction and permitting activities routinely change and can result in an impact on the interquarter timing of payments. The Company expects to collect these payments in 2023 and for those payments to benefit 2023 cash.
Conference Call and Webcast
ViewRay will hold a conference call to discuss results on Tuesday, November 1, 2022 at 5:00 p.m. ET / 2:00 p.m. PT. A live webcast of the conference call will be available on the investor relations page of ViewRay's corporate website at https://investors.viewray.com/events-and-webinars.
After the live webcast, a replay will remain available online on the investor relations page of ViewRay's website, under "Financial Events and Webinars", for 14 days following the call.
About ViewRay®
ViewRay, Inc. (Nasdaq: VRAY), designs, manufactures, and markets the MRIdian® MR-Guided Radiation Therapy System. MRIdian is built upon a proprietary high-definition MR imaging system designed from the ground up to address the unique challenges and clinical workflow for advanced radiation oncology. Unlike MR systems used in diagnostic radiology, MRIdian's high-definition MR was purpose-built to address specific challenges, including beam distortion, skin toxicity, and other concerns that potentially may arise when high magnetic fields interact with radiation beams. ViewRay and MRIdian are registered trademarks of ViewRay, Inc.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Private Securities Litigation Reform Act. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, ViewRay's financial guidance for the full year 2022, anticipated future orders, anticipated future operating and financial performance, treatment results, therapy adoption, innovation, and the performance of the MRIdian systems. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to commercialize the MRIdian Linac System, demand for ViewRay's products, the ability to convert backlog into revenue, the timing of delivery of ViewRay's products, the timing, length, and severity of the COVID-19 pandemic, including its impacts across our businesses on demand, our operations and global supply chains, disruptions in the supply or changes in costs of raw materials, labor, product components or transportation services, including as a result of inflation, the results and other uncertainties associated with clinical trials, the ability to raise the additional funding needed to continue to pursue ViewRay's business and product development plans, the inherent uncertainties associated with developing new products or technologies, competition in the industry in which ViewRay operates, and overall market conditions. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to ViewRay's business in general, see ViewRay's current and future reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and its Quarterly Reports on Form 10-Q, as updated periodically with the Company's other filings with the SEC. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

VIEWRAY, INC.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Product	$20,865	$14,126	$50,748	$36,422
Service	5,507	4,933	16,411	12,954
Distribution rights	118	118	356	356
Total revenue	26,490	19,177	67,515	49,732
Cost of revenue:
Product	16,798	12,707	46,758	35,572
Service	5,238	4,576	15,118	13,616
Total cost of revenue	22,036	17,283	61,876	49,188
Gross profit (loss)	4,454	1,894	5,639	544
Operating expenses:
Research and development	8,100	8,370	24,381	22,783
Selling and marketing	7,335	4,296	21,764	10,196
General and administrative	12,935	12,519	38,858	42,016
Impairment charges	—	—	1,816	—
Total operating expenses	28,370	25,185	86,819	74,995
Loss from operations	(23,916)	(23,291)	(81,180)	(74,451)
Interest income	540	4	628	9
Interest expense	(1,509)	(1,061)	(2,765)	(3,179)
Other income (expense), net	(1,222)	(913)	3,803	(5,359)
Loss before provision for income taxes	$(26,107)	$(25,261)	$(79,514)	$(82,980)
Provision for income taxes	—	—	—	—
Net loss and comprehensive loss	$(26,107)	$(25,261)	$(79,514)	$(82,980)
Net loss per share, basic and diluted	$(0.14)	$(0.15)	$(0.44)	$(0.51)
Weighted-average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	181,045,785	164,244,972	180,460,490	162,278,489

Gross Orders	$47,460	$39,400	$134,615	$118,150
Backlog	$370,519	$295,134	$370,519	$295,134

VIEWRAY, INC.
Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share data)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$142,276	$218,348
Accounts receivable, net of allowance $234 and none, respectively	28,698	21,659
Inventory, net of allowance of $2,049 and $3,071, respectively	30,915	29,617
Deposits on purchased inventory	9,422	4,778
Deferred cost of revenue	5,175	3,342
Prepaid expenses and other current assets	5,400	5,803
Total current assets	221,886	283,547
Property and equipment, net	20,024	20,242
Restricted cash	4,596	1,460
Intangible assets, net	40	44
Right-of-use assets	6,480	9,661
Other assets	7,185	6,853
TOTAL ASSETS	$260,211	$321,807
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,665	$9,199
Accrued liabilities	18,891	26,555
Customer deposits	18,489	20,784
Operating lease liability, current	2,783	2,561
Current portion of long-term debt	—	3,222
Deferred revenue, current	23,373	13,920
Total current liabilities	83,201	76,241
Deferred revenue, net of current portion	3,471	4,232
Long-term debt	58,629	54,031
Warrant liabilities	3,123	6,795
Operating lease liability, noncurrent	5,946	8,066
Other long-term liabilities	1,586	2,647
TOTAL LIABILITIES	155,956	152,012
Commitments and contingencies (Note 6)
Stockholders’ equity:
Preferred stock, par value of $0.01 per share; 10,000,000 shares authorized at September 30, 2022 and December 31, 2021; no shares issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Common stock, par value of 0.01 per share; 300,000,000 shares authorized at September 30, 2022 and December 31, 2021; 181,073,499 and 179,206,456 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	1,800	1,782
Additional paid-in capital	919,101	905,145
Accumulated deficit	(816,646)	(737,132)
TOTAL STOCKHOLDERS’ EQUITY	104,255	169,795
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$260,211	$321,807

Contact:
Investor Relations:
Matt Harrison
Investor Relations
ViewRay, Inc.
1-844-MRIdian (674-3426)
Email: investors@viewray.com
Media Enquiries:
Samantha Pfeil
Marketing Communications
ViewRay, Inc.
Email: media@viewray.com